UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 2, 2009

Trinity Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 Stemmons Freeway, Dallas, Texas		75207-2401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-631-4420

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Trinity Industries, Inc. (the "Company") has historically granted restricted stock to executives as a means for retaining, motivating, and rewarding its executives. Certain restricted stock grants issued prior to 2006 provided that upon an executive’s retirement under the Company’s Standard Pension Plan, the restrictions would lapse with respect to those shares. The Standard Pension Plan provides the option for early retirement when an executive achieves certain combinations of age and years of service. Mr. Timothy R. Wallace, the Company’s Chairman, CEO, and President, turned 55 years old in December 2008 and, as a result, met the definition of "early retirement" on December 31, 2008 with respect to 262,750 shares and on January 1 and January 2, 2009, with respect to 88,200 shares. In accordance with the Internal Revenue Code of 1986, as amended, personal income tax associated with the lapse of substantial risk of forfeiture of those shares must be satisfied currently even though the shares have not vested. The terms of the Company’s 2004 Stock Option and Incentive Plan, as amended (the "Plan"), provide that any participant under the Plan who is subject to Section 16 of the Securities Exchange Act of 1934 is required to satisfy his or her tax withholding obligation pursuant to the share retention method. As a result, Mr. Wallace has satisfied his tax withholding obligation by surrendering shares to the Company based on the appropriate federal income tax and payroll tax rates currently applicable. Mr. Wallace has not provided notice of intention to take early retirement.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Form 8-K, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

January 2, 2009	By:	Paul M. Jolas

Name: Paul M. Jolas
Title: Deputy General Counsel - Corporate and Transactions and Corporate Secretary